Exhibit (10)(a)

                               W.W. GRAINGER, INC.

                            CERTIFICATE 0F ADJUSTMENT


     This Certificate is given pursuant to Section 12 of the Rights Agreement between the Company and The First National Bank of Boston dated as of April 26, 1989 (the "Rights Agreement"). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Rights Agreement.

1. At the close of business on May 11, 1998 (the "Effective Date"), the Company amended its Restated Articles of Incorporation. Such amendment resulted in a two-for-one stock split (the "Stock Split"), pursuant to which (a) the authorized common stock of the Company was changed from 150,000,000 shares of the par value of $0.50 each to 300,000,000 shares of the same par value, (b) the authorized preferred stock of the Company was changed from 6,000,000 shares of the par value of $5.00 each to 12,000,000 shares of the same par value, and (c) each share of common stock of the Company then issued was split into two shares of common stock of the Company.

2. The issuance of each share of common stock of the Company in connection with the Stock Split resulted in the issuance of one (1.0) Right with respect to such share, thereby increasing the number of Rights outstanding by the number of shares of common stock of the Company issued in connection with the Stock Split.

3. Section 11(n) of the Rights Agreement requires that from and after the Effective Date, each outstanding Right is to be exercisable for one-quarter of one-one hundredth (0.0025) of a Preferred Share.

         IN WITNESS WHEREOF, I have hereunto signed this Certificate this 12th day of May, 1998.



                                           W.W. GRAINGER, INC.


                                           By:    /s/J. D. Fluno
                                                  ----------------
                                                  J. D. Fluno
                                                  Vice Chairman

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